Exhibit 99.1

Press Release	Source: Korn/Ferry International

Korn/Ferry International Adds New Board Member

Tuesday December 7, 11:33 am ET

Harry You, CFO of Oracle, Elected to Board

LOS ANGELES—(BUSINESS WIRE)—Dec. 7, 2004—Korn/Ferry International (NYSE:KFY - News), the premier provider of executive search and leadership development solutions, announced today that it has appointed Harry You to its board of directors, pending shareholder approval. Mr. You is executive vice president and chief financial officer for Oracle Corporation (Nasdaq:ORCL - News), which he joined in July 2004. Prior to Oracle, Mr. You served as chief financial officer for Accenture, a global management consulting, technology services and outsourcing company. Previously, Mr. You served in management and staff leadership roles at Morgan Stanley, Lehman Brothers and Salomon Brothers Inc. He has played an integral role in a number of high profile initial public offerings throughout his career, including Accenture, BearingPoint, Galileo, UPS and Perot Systems.

Earlier in his career, Mr. You served as advisor to the board of directors at Lucky-Goldstar International in Seoul, Korea, as economist and assistant to the director at the International Monetary Fund, and as a Federal Reserve liaison for the U.S. Treasury Department.

“Harry brings tremendous financial acumen, broad global experience, a deep knowledge of the professional services industry and a proven track record of increasing shareholder value,” said Paul C. Reilly, chairman and CEO of Korn/Ferry. “His appointment enhances the depth of our board and further strengthens our ratio of outside, independent board members.”

Mr. You received a Bachelor of Arts degree in economics from Harvard College and a Master of Arts degree in economics from Yale University.

About Korn/Ferry International

Korn/Ferry International, with 70 offices in 35 countries, is the premier provider of executive search and leadership development solutions. Based in Los Angeles, the firm partners with clients worldwide to deliver unparalleled senior-level search, management assessment, coaching and development and middle management recruitment services through its Futurestep subsidiary. For more information, visit the Korn/Ferry International Web site at www.kornferry.com or the Futurestep Web site at www.futurestep.com.

Contact:

Korn/Ferry International

Stephanie Cohen, 310-226-2645

stephanie.cohen@kornferry.com

or

Oracle Corporation

Bob Wynne, 650-506-5834

bob.wynne@oracle.com

Source: Korn/Ferry International